Exhibit 10.31

LEASE AGREEMENT

THIS AGREEMENT OF LEASE (“Agreement”) EXECUTED AT HYDERABAD, on this 22nd, day of April, 2004:

BETWEEN

Mr. T. Devendar Reddy S/o Late Mr. Gopal Reddy, Aged about 45 years, R/O 8-2-269/27/B, Road No. 2 Banjara Hills, Sagar Society, Hyderabad (hereinafter referred to as the “Lessor”, which expression shall, unless the context otherwise requires, mean to include his legal heirs, legal representatives and successors-in-interest) of the one part;

AND

M/s STC Systems Private Limited, a Company incorporated under the Companies Act, 1956, having its Registered office at Hyderabad, Represented by Mr. Barry Plaga CFO of SeeBeyond Technology Corporation (hereinafter referred to as the “Lessee”, which expression shall, unless the context otherwise requires, mean to include its successors, assigns and successors-in-interest) of the other part.

WHEREAS:

A             The Lessor is the absolute owner of the building bearing No. 8-2-120/77/4B containing in admeasurement 21642 Sq. Ft. [built-up / carpet] area and situate Opposite Chiran Palace, Road No, 2 Banjara Hills, Hyderabad, more fully described in the Schedule hereunder written, together with all the structures, fixtures and fittings including electrical installations in upon therein and appurtenant thereto (hereinafter collectively referred to as the “Scheduled Property”).

B             The Lessee has approached the Lessor and offered to take the Scheduled Property on lease.

C             The Lessor has agreed to give the Scheduled Property on lease for a monthly rent of Rupees Three Lacs Forty Six Thousand Two Hundred and Seventy Two only (Rs 346,272/-) per month and both the parties have agreed to reduce the terms and conditions agreed upon by them in to writing being these presents.

3.             The Lessee shall pay to the Lessor on the Commencement Date an amount of Rs.2,077,632/- (Rupees Twenty Lacs Seventy Seven Thousand Six Hundred and Thirty Two Only) by way of a non-interest bearing refundable security deposit (hereinafter referred to as the “Security Deposit”).  The Security Deposit shall not be adjusted towards the Lease Rent(except as specifically addressed hereinafter) and shall be refunded by the Lessor to the Lessee forthwith after the Lessee handing over vacant and peaceful possession of the Scheduled Property to the Lessor on the expiry of the term of the lease hereby granted or of any renewals thereof, as the case may be, after deducting any outstanding dues (the amounts to be mutually agreed upon by both parties), which specifically include electricity, water, maintenance charges and any damage to the Scheduled Property.  Lessor agrees to furnish an irrevocable Bank Guarantee for Rs 2,077,632/- (Rupees Twenty Lacs Seventy Seven Thousand Six Hundred and Thirty Two Only) within ten days of the signing of the lease agreement from a nationally recognized banking institution.  Said Bank Guarantee shall remain in force until the termination of this Lease Agreement.

4.             The Lessor hereby acknowledges the receipt of the Security Deposit paid by the Lessee by way of check number in the amount of

5.             The Lessor has already provided to the Scheduled Property (a) 250KV, Three (3) Phase Electrical supply; (b) water connection; and (c) drainage and sewerage connection.  The Lessee shall pay all charges levied and demanded for the electricity and water actually consumed in accordance with the meter readings shown by the meters installed in the Scheduled Property directly to the concerned authorities and shall produce proof of the same at the time of vacating the Scheduled Property.  The Lessee shall be responsible to make and maintain the consumption deposits as may be required to be the electricity and water supply authorities during the term of the lease and the Lessor shall take over the said consumption deposits to his account at the time of the expiry of the term of the lease of termination of this Agreement by the Lessee, as the case may be, and reimburse to the Lessee.

NOW THIS AGREEMENT FOR LEASE WITNESSETH AS FOLLOWS:

1.                                       The Lessor hereby grants unto the Lessee the Scheduled Property on lease for a period of three years commencing 15 days from the date of signing of this lease.  Payment of the lease payments by the Lessee shall commence thereafter from the date (“Commencement Date”) on which each of the following conditions has been satisfied or waived in writing by the Lessee:

(a)                                  the Lessor has completed to the satisfaction of the Lessee all the works on the Scheduled Property and rendered the same ready to be delivered to the Lessee and the Scheduled Property can be used by the Lessee for the purpose of carrying on its computer software development business there from and the Lessor has delivered peaceful possession of the Scheduled Property to the Lessee;  In the event that entire floors are completed and delivered to Lessee one at a time the lease payments shall commence and be prorated by square foot and lessee shall pay that pro rata share of the lease payments if all other conditions have been met; and

(b)                                 all plug-in equipment (including but not limited to EPABX, Genset, A/c’s, Lift, Vending machines, and Access Control Systems) which are needed for the Lessee to occupy the Scheduled Property and carry on its business (the leasing arrangements in respect whereof the Lessee has entered into with one Mrs. T. Jhansi Reddy) have been installed or set up or fixed in or to the Scheduled Property to the satisfaction of the Lessee and the Lessee has certified in writing to the Lessor that the Scheduled Property together with the said plug-in equipment are in a ready to use condition.  Lessor agrees to turn all plug in equipment over to Lessee within 60 days of the signining of this lease, in consideration of the rent hereby reserved and on the covenants, conditions and stipulations hereinafter contained.

2.             Reckoning from the Commencement Date, the Lessee shall pay to the Lessor an amount of Rs. 346,272 (Rupees Three Lacs Forty Six Thousand Two Hundred and Seventy Two only) per month, which rent shall be increased once in every 2 (two) years [i.e. at the end of every 2nd (second) years] by 10 (ten) percent of the rent paid for the immediate preceding month (such amount from time to time, the “Lease Rent”).  The first lease rental shall be prorated based on the number of days remaining in the calendar month in which the Commencement Date occurs, and shall be paid by the Lessee within five (5) days of the Commencement Date.  The Lease Rent for the period thereafter shall be paid by the Lessee to the Lessor in advance on or before the fifth (5) day of each calendar month.  The Lessee shall comply with the provisions of the Income-tax Act, 1961 as to deduction of tax at source on the amount of the Lease Rent and shall issue certificates of tax deduction at source to the Lessor.

6.             The Lessor shall be responsible to pay all taxes, cesses and charges levied on and demanded of the Scheduled Property by any Governmental authority including the Municipal Corporation of Hyderabad or any other local authority including, without limitation, any Property Tax, Water Tax and Sewerage Tax to the concerned authorities as and when required.  However in case any taxes or fees are levied on the Scheduled Property solely attributable to any equipment installed by the Lessee (other than the plug-in equipment being hired by the Lessee from one Mrs. T. Jhansi Reddy), the same shall be borne by the Lessee.

7.             The Lessor guarantees all rights of ingress and egress in the Scheduled Property at all times and also authorizes the Lessee to use the common areas.

8.             The Lessee shall use the Scheduled Property only for the authorized business purposes of itself and of its affiliates, associates or sister concerns and shall ensure that its occupation and enjoyment of the Scheduled Property will not result in contravention of any law, rule, regulations of the Municipal Corporation of Hyderabad.  The Lessee shall obtain permission from Ministry of Communications, Government of India and all other concerned Governmental authorities for all equipment installed by the Lessee in the Scheduled Property.

9.             The Lessee shall not carry on in the Scheduled Property any activities which are prohibited by law.  The Lessee shall observe, abide by and comply with, at its own costs, all the rules, regulations, and directions and orders issued by any Governmental authorities in respect to the business activity carried on in the Scheduled Property.

10.           The Lessee shall not to do or permit or suffer to be done anything in or upon the Scheduled Property or any part thereof which may become a nuisance, annoyance or damage to the Lessor or occupants of the adjoining premises.

11.           The lease of the Scheduled Property demised hereunder unto the Lessee may be extended for such further periods as may be mutually agreed.  The Parties agree that this Agreement shall not be terminable by the Lessor.  If for any reason other than due to a breach by the Lessor of any of his implied or express representations, warranties, covenants or other obligations the Lessee intends to terminate this Agreement during the agreed term of three years, the Lessor shall be entitled to forfeit the Security Deposit.

12.           The Lessor undertakes that during the continuance of this Agreement:

(a)           He will not create or permit to be created any Encumbrances over the Scheduled Property or create or permit to be created any third party interests;

(b)           He will not sell or transfer any of his right, interest or title to the Scheduled Property to any person other than lease created under this Agreement in favor the Lessee;

(c)           He will continue to have good right and full authority to grant the lease to the Lessee;

(d)           He will permit the Lessee, its affiliates, associates and sister concerns to peacefully and quietly hold, possess and enjoy the Scheduled Property without any eviction, interruption, disturbance, claim or demand whatsoever by the Lessor or anyone claiming under or in trust for the Lessor;

(e)           He will pay any and all present and future taxes, rates and other impositions payable in respect of the Scheduled Property and not to allow the same to fall in arrears;

(f)            He will not do anything to the Scheduled Property or make any additions / alterations / changes to the Scheduled Property which are likely to render the Scheduled Property dangerous for occupation / use by the Lessee or its affiliates, associates and sister concerns or which would in any manner whatsoever effect the rights of the Lessee under this Agreement; and

(g)           He shall keep the Scheduled Property fully insured against all risks at his own cost.

13.           The Lessee shall be responsible for the maintenance and upkeep of the Scheduled Property including the entire common areas.  The Lessee shall maintain the Scheduled Property in good and tenable condition and shall not make any structural alteration to the same without prior consent of the Lessor.  At the expiry of the lease and/ or the renewed term(s) thereof, as the case may be, the Lessee shall hand over the Scheduled Property to the Lessor in the similar condition as was handed over to the Lessee subject however to the normal wear and tear expected of the daily use by the Lessee.

14.           Notwithstanding anything to the contrary contained elsewhere in this Agreement the Lessee shall be at liberty to construct temporary structures and interior designing without prior consent of the Lessor without, however, (a) causing any damage to the structure, structural stability etc.; and (b) affecting the façade/elevation of the building.  Upon the termination of the lease if so required by the Lessor, the Lessee shall at its cost remove the temporary structures and interior designs constructed by them and restore the Scheduled Property to the condition it was at the time of commencement of the lease.

15.           The Lessee shall repair at its own cost and expense, any damage to the Scheduled Property, which does not arise from normal wear and tear, if and to the extent that such damage is caused by any act or default on the part of the Lessee, its servants, agents or visitors or by reasons of any breach by the Lessee of any covenants herein contained.

16.           The Lessee shall permit the Lessor and his duly authorized agents at all reasonable times of the day with three (3) days prior notice to enter upon the Scheduled Property and to view the state or condition thereof and to do any structural or other repairs to the Scheduled Property and to the remaining portions of the building or any works, acts and things required in pursuance lease under this Agreement

17.           The Lessee is entitled and permitted to assign, alienate, underlet or sublet or part with possession of the Scheduled Property or any part thereof to any person or entity and shall not create change, mortgage, lien or encumbrance on the Scheduled Property or any part thereof without the permission of the owner which shall not be unreasonably withheld.  However, the Lessee shall be entitled to allow its affiliates, sister concerns or Associates to carry on their operations from the Scheduled Property with prior intimation to the Lessor.

18.           The Lessor hereby confirms that (a) he is the sole legal and beneficial owner of the Scheduled Property; (b) the Scheduled Property is free from any encumbrances or third party interests; (c) he has power and authority to enter into this Agreement; (d) the Scheduled Property can be used for the business activities of the Lessee and (e) there are no orders of court, pending litigation etc., restraining them from entering into this Agreement.

19.           The Lessee shall be entitled and permitted to display its Name Board on the Scheduled Property.  However, this will be at the sole discretion of Lessee and Lessor shall not place any signage on the building (other than required by law) without the express permission of the Lessee.

20.           The Lessor shall keep the Lessee indemnified against all expenses, costs, claims, damage and loss arising from any breach of any of the Lessor’s representations, warranties or undertakings in this Agreement or his failure to perform any of his obligations under this Agreement, or any act or omission of the Lessor, or his workers, contractors or agents or any other person on the Scheduled Property with the actual or implied authority of any of them.

21.           Any notice or other communication given under or pursuant to this Agreement (“Communication”) shall be in writing and in the English language and shall be made or delivered to the appropriate addresses and facsimile numbers set forth below (or as otherwise notified by that Party hereunder):

Lessor:

Mr. T.Devendar Reddy,

8-2-269/27/B

Sagar Society,

Road No.2, Banjara Hills,

Hyderabad

Lessee:

STC Systems Private Limited

Attention:  Company Manager

Additionally all communications to STC Systems India Private Limited must be sent to SeeBeyond Technology in the United States to the attention of the General Counsel and the Chief Financial Officer.

Any Communication may be delivered personally or by prepaid post, or facsimile transmission and shall be deemed to have been served (i) if by personal delivery, at the time of delivery; (ii) if by private courier, within three (3) days after sending to an address in India, and within seven (7) days after sending to an address outside India; and (iii) if by facsimile transmission, at the time of transmission if successful transmission is confirmed by a transmission report generated by the sender’s machine.

22.           Neither this lease nor any part thereof is to be construed as creating a joint enterprise, partnership or any other relationship between the Parties except that of “Lessor and Lessee”.

23.           This Agreement will be governed by Indian Law.  Any dispute between the parties with regard to this Agreement or the subject matter thereof, including existence and validity of the Agreement shall be settled through arbitration by an arbitration tribunal comprising three arbitrators.  Each Party will be entitled to nominate one arbitrator and the two arbitrators so appointed shall choose the third arbitrator.  The place of arbitration shall be Hyderabad and the proceedings of the arbitration shall be conducted in English in accordance with the Arbitration & Conciliations Act 1996.  The arbitration award shall be final and binding on both the Parties.

24.           The Parties agree that the terms contained herein shall not be modified unless mutually agreed to in writing between the Parties.

SCHEDULE OF THE PROPERTY BEING LEASED UNDER THESE PRESENTS

All the parts and parcels of the five storied building bearing No. 8-2-120/77/4B (containing in admeasurement 21642 Sq. Ft. [built-up / carpet] area: Cellar – 560 Sq. Ft.; Ground Floor – 3086 Sq. Ft.; First to Fourth Floors – 4233 Sq. Ft. each) situate Opposite Chiran Palace, Road No. 2 Banjara Hills, Hyderabad, and bounded on:

NORTH: House No. 8-2-120/77/4A on plot number 4A.

SOUTH: Neighbor’s Land.

EAST: 30 Feet Road.

WEST: Neighbor’s Land.

together with all the amenities, structures, fixtures and fittings including electrical installations in upon therein and appurtenant thereto

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED AND EXECUTED THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN ABOVE WRITTEN.

	(LESSOR)		(LESSEE)

	/s/ T. Devendar Reddy		/s/ James E. Thomson
	T. Devendar Reddy		James E. Thomson

WITNESSES:

1.	/s/ Sunil Bajpai	2.	/s/ Kim Rysell
	Sunil Bajpai		Kim Rysell